Filed pursuant to Rule 424(b)(3)

File No. 333-214825

USCF Funds Trust

Supplement 3 dated December 15, 2017

to

Prospectus dated July 19, 2017

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of United States 3x Oil Fund (“USOU”) dated July 19, 2017, as amended by Supplement 1 dated September 5, 2017 and Supplement 2 dated November 15, 2017 to the Prospectus dated July 19, 2017 (the “Prospectus”). Please read it and keep it with your Prospectus for future reference.

Kevin A. Baum, Chief Investment Officer of United States Commodity Funds LLC (“USCF”) and one of its Portfolio Managers, is resigning from the company effective as of December 31, 2017. His duties as Chief Investment Officer will be assumed by USCF’s President, John Love, and his duties as a Portfolio Manager will be assumed by USCF’s existing Portfolio Managers. As a result of his resignation, he will no longer be a Principal of USCF under Commodity Futures Trading Commission Rule 3.1 or registered with the CFTC as an associated person.